UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION



                             Washington, D.C. 20549



                                   F O R M 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



                                 Date of Report
                                 October 3, 2001



                          Abraxas Petroleum Corporation
             (Exact name of registrant as specified in its charter)


                                     Nevada
                 (State of other jurisdiction of incorporation)





0-19118                                                   74-2584033
(Commission File Number)                (I.R.S. Employer Identification Number)




                        500 N. Loop 1604 East, Suite 100
                            San Antonio, Texas 78232
                    (Address of principal executive offices)

               Registrant's       telephone number, including area code:
                                  210-490-4788


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Item 5.OTHER EVENTS

See attached Press Release






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The following exhibits are filed as part of this report:

NUMBER                                           DOCUMENT

99.1                               Press release dated October 3, 2001

                                   SIGNATURES


     Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       ABRAXAS PETROLEUM CORPORATION



                                By:    ___________________________________
                                       Chris Williford
                                       Executive Vice President, Chief Financial
                                       Officer and Treasurer


Dated:    October 3, 2001

                                  NEWS RELEASE

      ABRAXAS UPDATES SUCCESSFUL OPERATIONS AND GIVES OPERATIONAL GUIDANCE
                          FOR THIRD AND FOURTH QUARTER

SAN ANTONIO, TX (October 3, 2001) - Abraxas Petroleum Corporation (AMEX:ABP) Chairman and CEO, Bob Watson, commented on the Company's current operations in Canada and the United States and gave guidance regarding operations for the balance of 2001.

"In Canada, the Company has now drilled nine successful wells since mid-year in the Caroline and Pouce Coupe areas, none of which are currently booked as proved or probable reserves by the Company's outside engineering firms. Abraxas expects reserves of 3-5 Bcfe (gross) per well and has identified over forty additional locations in the areas based on the recent drilling and the 3-D seismic surveys completed in each area this past winter. We also are eagerly awaiting winter weather to begin our drilling program in the Ladyfern area of northeastern British Columbia. We expect to participate in the drilling of 4 gross (1.3 net) wells this winter based on 3-D seismic acquired last winter that compares favorably with 3-D seismic covering the successful wells drilled last winter by Murphy Oil Corp. (NYSE:MUR) and Apache Corp. (NYSE:APA) that immediately offset our acreage block.

In the Pouce Coupe area, the third well since mid-year is online producing over 5 MMcfpd and 40 Bopd (gross). Two additional wells are expected to be online later this month and one well is currently drilling. In Caroline, two wells have been tested at a combined rate of over 8 MMcfpd and 100 Bopd (gross) and are expected to be online this month. One additional well is awaiting completion and one well is currently drilling. Abraxas has an average 86% working interest in the wells drilled or drilling to date but has a 100% working interest in the majority of the subsequent drilling locations.

In the S.W. Oates area of west Texas, the Company recently completed operations to re-enter an existing wellbore to a total depth of 13,400 feet. Re-entering the existing well saved approximately half the cost of a new well and will allow the Company to test the Montoya formation in a cost effective manner. The clean out was done with a workover rig and the Company is currently considering options for a drilling rig to complete the horizontal portion of the well. Abraxas has finished the evaluation of its recently acquired 3-D seismic and has identified as many as 9 potential locations on its 100% working interest acreage. In addition to the Montoya potential, the shallower Devonian formation will also be evaluated.

In the Montoya joint participation area with EOG Resources (NYSE:EOG), EOG is building the location for the next well which it expects to spud in the next week and expects to spud an additional well before year end.

In light of current commodity prices, our current level of drilling activity is being evaluated and the current pace of drilling will slow down to conserve liquidity until industry conditions improve. This will not have a significant impact on 2001 production in light of the successful drilling in the third quarter, but could impact projected production growth for 2002. While overall production for the third quarter is expected to be modestly below second quarter due to the impact of previously announced asset sales and normal summer plant turnarounds in Canada, Abraxas is expecting fourth quarter production to be back to second quarter levels and growing as we exit 2001. In addition, the Company expects LOE and G&A to be within current analysts' estimates. By operating and controlling major projects, capital expenditures can be adjusted as there are no current drilling obligations to maintain acreage. With the closing of the successful tender for Grey Wolf Exploration, we are continuing to review, with our investment bankers, options to refinance some or all of our existing long-term debt including the potential sale of additional non-core assets to improve liquidity and give additional financial flexibility."

Abraxas Petroleum Corporation is a San Antonio-based crude oil and natural gas exploitation and production company that also processes natural gas. The Company operates in Texas, Wyoming and western Canada. For additional information about the Company, please visit our web site, www.abraxaspetroleum.com for the most current and updated information. The web site is updated daily in order to comply with the SEC Regulation FD (Fair Disclosure).

Safe Harbor for forward-looking statement: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by the Company for crude oil and natural gas. In addition, the Company's future crude oil and natural gas production is highly dependent upon the Company's level of success in acquiring or finding additional reserves. Further, the Company operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond the Company's control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in the Company's filing with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Janice Herndon/Manager Corp. Communications
Telephone 210.490.4788
jherndon@abraxaspetroleum.com
www.abraxaspetroleum.com